Exhibit 99.i
SEWARD & KISSEL LLP
901 K Street, NW
Suite 800
Washington, D.C. 20001

Telephone: (202) 737-8833
Facsimile: (202) 737-5184
www.sewkis.com

May 2, 2013

Broadmark Funds
300 Drake's Landing Road
Suite 150
Greenbrae, California  94904

Ladies and Gentlemen:

We are furnishing this opinion in connection with the proposed offer and sale by Broadmark Funds, a Delaware statutory trust (the "Trust"), of shares of beneficial interest (the "Shares") of its series, Broadmark Tactical Fund (the "Fund"), pursuant to a registration statement on Form N-1A (the "Registration Statement") under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended.

We are familiar with the action taken by the trustees of the Trust to authorize the issuance of the Shares. We have examined the Trust's Certificate of Trust, on file in the office of the Secretary of State of the State of Delaware, and the Declaration of Trust and By-laws of the Trust and such other documents as we deemed necessary for the purposes of this opinion.

We assume that, upon sale of the Shares of the Fund, the Trust will receive cash or securities in an amount per share equal to the public offering price determined in accordance with the terms of the prospectus forming a part of the Registration Statement.

Based upon the foregoing, we are of the opinion that the Trust is authorized to issue an unlimited number of Shares of the Fund, and that, when the Shares are issued and sold in the manner described in the prospectus and statement of additional information included in the Registration Statement, the Shares will be validly issued, fully paid and non-assessable Shares of the Fund under the laws of the State of Delaware.

 We do not express an opinion with respect to any laws other than the laws of the State of Delaware applicable to the issuance of shares of beneficial interest in a statutory business trust.  Accordingly, our opinion does not extend to, among other laws, the federal securities laws or the securities or "blue sky" laws of Delaware or any other jurisdiction. Members of this firm are admitted to the bars of the State of New York and the District of Columbia.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to Seward & Kissel LLP in the statement of additional information constituting a part thereof.

Very truly yours,

/s/ Seward & Kissel LLP